Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement (No. 333-260254) on Form S-1 and Registration Statement No. 333-261360 on Form S-8 of MoneyLion Inc. of our report dated April 6, 2022, relating to the consolidated financial statements of EVEN Financial, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Denver, CO

May 5, 2022